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Press Release

Source:    MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 103% Increase in First Quarter Net Income

BURLINGTON, N.C., /PRNewswire-FirstCall/ -- MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported record operating results for the three-month period ended March 31, 2003.

For the first quarter of 2003, MidCarolina reported net income of $391,000, an increase of 102% when compared to the $193,000 reported for the same period in 2002. Diluted earnings per share increased to $0.22 for the first quarter of 2003, compared to $0.11 for the same period in 2002.

MidCarolina reported total assets of $194.2 million as of March 31, 2003, an increase of 41% when compared to the $138.0 million reported at March 31, 2002. Total loans on March 31, 2003 were $142.0 million, an increase of 26%, from levels reported a year earlier. Deposit totals at the end of the quarter were $156.9 million, an increase of 29% when compared to deposit balances as of March 31, 2002.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, "We are very pleased with the results for the first quarter. Despite a sluggish economy and a low interest rate environment, the first quarter was marked by significant earnings growth, solid growth within the loan portfolio, and most importantly, our credit quality remained strong. During the quarter we expanded our franchise by opening a loan production office in the Greensboro market. This was made possible by the addition to our staff of one of the most productive lenders in that market. As we look to the remainder of 2003, we are confident that we are positioned to take advantage of future opportunities as they arise."

With total assets of $194.2 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its three full-service banking offices and one limited-service office located in the cities of Burlington and Graham, North Carolina. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina's filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation's forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.